Exhibit 10.8

EXECUTION VERSION

July 30, 2017

Robert J. Gillette

Chief Executive Officer
ServiceMaster Global Holdings, Inc.
860 Ridge Lake Blvd.
Memphis, TN  38120

Re:  Separation and Consulting Agreement

Dear Rob:

This letter memorializes our recent discussions and confirms the terms of your separation from ServiceMaster.  We respect and are grateful for your dedicated service to ServiceMaster and appreciate your willingness to continue to provide services to ServiceMaster for a transition period.

This Separation and Consulting Agreement (this “Agreement”) is made and entered into by you, Robert J. Gillette (collectively referred to as “you”) and ServiceMaster Global Holdings, Inc. (“ServiceMaster”).  Reference is made herein to your employment agreement with ServiceMaster, dated June 14, 2013, as amended on August 13, 2013 and February 28, 2014 (your “Employment Agreement”).  Exhibit A to this Agreement contains the general release of claims referenced in Section 6(i) of your Employment Agreement, which you are obligated to sign following your Date of Termination (as such term is defined in your Employment Agreement) in accordance with the terms of your Employment Agreement as a condition to your receipt of the severance payments and benefits provided to you under Sections 6(a)(3), 6(a)(4), and Section 6(d), of your Employment Agreement (the “Release”).

In consideration of the promises and benefits contained in this Agreement, the parties hereby agree as follows:

1.Separation from Service; Consulting Period.

(a)Effective as of July 25, 2017, you have ceased to hold the position of Chief Executive Officer and any other officer and director position with any of the entities that comprise ServiceMaster.  Effective as of the date set forth above your name on the signature page hereto or such earlier date on which you provided written notice to the Board of Directors of ServiceMaster (the “Board”) of your resignation, you have resigned from the Board.  You acknowledge that, except as otherwise provided in Sections 1(b) and (d) below, from and after July 25, 2017, you shall no longer be authorized to conduct business on behalf of ServiceMaster, including, but not limited, to entering into contracts, speaking or otherwise making commitments, on behalf of ServiceMaster.  You agree that, as requested by ServiceMaster from time to time following July 25, 2017, you will execute such other documents as may be necessary to evidence the foregoing resignation.

(b)Commencing on July 25, 2017 and ending on August 24, 2017 (the “Garden Leave Period”), you will remain an employee of ServiceMaster and provide advisory and such other transition services as the Board may reasonably request.  During the Garden Leave Period it is expected that you will provide services in excess of 20% of the average level of your services as an employee of ServiceMaster over the 36-month period prior to July 25, 2017 and accordingly will not have a “separation from service” (as defined below).  During the Garden Leave Period, ServiceMaster will continue to pay your base salary and provide you with continued coverage under all employee benefit plans of ServiceMaster in which you participate as of the date of this Agreement, and you will continue to vest in your outstanding ServiceMaster equity awards.

(c)Your employment with ServiceMaster will terminate on the last day of the Garden Leave Period.  Except as provided in Section 1(d), your separation from service with ServiceMaster on the last day of the Garden Leave Period (your “Separation”) shall be treated as a termination “without cause” for purposes of (i) your Employment Agreement, (ii) any other applicable compensatory agreements to which you and ServiceMaster are parties, and (iii) the employee benefit plans of ServiceMaster in which you participate.

(d)Commencing on August 24, 2017 and ending on September 30, 2017 (the “Consulting Period”), you will provide ongoing consulting advice and transition services to ServiceMaster (with the nature of such services to be consistent with the level of your prior position), at the reasonable request and direction of the Board.  Consistent with the intent that you experience a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended) on August 24, 2017, your services during each month of the Consulting Period will not exceed 20% of the average level of your services as an employee of ServiceMaster over the 36-month period prior to August 24, 2017.  During the Consulting Period, and subject to your continued material compliance with the covenants referenced in Section 4,  6,  7 and 8 of this Agreement and your execution without revocation of the Release, all of your ServiceMaster equity awards that are set forth on Schedule I will continue to vest in accordance with their terms as if you had remained an active employee of ServiceMaster.  You will receive a monthly consulting fee of $15,000 per month during the Consulting Period, prorated for any partial months of services as a consultant.    ServiceMaster also will reimburse your reasonable travel expenses, if any, incurred to provide such consulting and transition services.  Except as described in this paragraph or as required under the Employment Agreement as a result of your Separation, during the Consulting Period, you will not receive any other compensation or benefits from ServiceMaster.  During the Consulting Period, you will be an independent contractor and nothing contained herein shall be deemed to make you an employee of ServiceMaster or to empower you to bind or obligate ServiceMaster in any way.  You are solely responsible for paying all of your own tax obligations, as well as those due for any employee/subcontractor permitted to work for you hereunder.

(e)By entering into this Agreement, you confirm that your resignation from the Board is not the result of any disagreement with ServiceMaster on any matter relating to Service Master’s operations, policies or practices and know of no violations of law or ServiceMaster policy that have not been reported through the appropriate channels in accordance with ServiceMaster policy.

2.Equity Grants.  Any unvested restricted stock units, performance shares,  stock options and other equity awards covering shares of common stock of ServiceMaster that are held by you as of the last day of the Consulting Period will be cancelled.  You will retain all rights to vested grants with the last day of the Consulting Period being the last day of providing services for purposes of measuring post termination exercise periods.

3.Separation Entitlements under Employment Agreement.

(a)Accrued Wages and Expense Reimbursement.  You will be paid any accrued unpaid wages (including any accrued, unused vacation time) through the last day of the Garden Leave Period, in your final paycheck or in accordance with state law, in accordance with the provisions of Section 6(a)(1) of your Employment Agreement.  You will also be reimbursed for any business expenses required to be reimbursed under Section 4(g) of your Employment Agreement, in accordance with the provisions of Section 6(a)(5) of your Employment Agreement. You will be paid any accrued but unused vacation in accordance with ServiceMaster policy.

(b)Current Fiscal Year Bonus.  You will receive the bonus, if any, that you would have been paid in respect of ServiceMaster’s current fiscal year pursuant to ServiceMaster’s annual bonus plan in which you participate as of the date of your Separation, as if your Separation had not occurred, prorated for the portion of the year between January 1, 2017 and the date of your Separation, in accordance with and in full satisfaction of the provisions of Section 6(a)(2)(ii) of your Employment Agreement.

(c)Severance Payments.  You will be entitled to (i) continued payment of your monthly Base Salary, at the rate in effect as of immediately prior to the date of your Separation, plus (ii) two times your average annual bonus paid to you in respect of fiscal years 2015 and 2016, for twenty-four (24) months following the date of your Separation, in accordance with, at such times as provided in, and in full satisfaction of the provisions of, Sections 6(a)(3) and 6(a)(4), as applicable, of your Employment Agreement.

(d)Group Health Insurance.  If you participate in ServiceMaster’s Health and Welfare Benefit Plan, your eligibility to participate will end on the last day of the Garden Leave Period.  You will become eligible for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) on the first day following the last day of employment.  You are solely responsible for the payment of any premiums for COBRA coverage, subject to your entitlements to a monthly reimbursement amount payable to you by ServiceMaster under Section 6(d) of your Employment Agreement, as well as additional post COBRA payments, specified therein, all at such time and as provided in Section 6(d).

(e)Deferred Compensation and Incentive Plans.  If you participate in any profit sharing, bonus, deferred compensation or incentive plans, your eligibility to participate will end on the last day of the Garden Leave Period.  Any amounts to be paid, distributed, rolled over, or held under such plans will be paid, distributed, rolled over, or held in accordance with the terms of such plans and applicable rules and regulations.

4.Confidential Information; Restrictive Covenants.  You acknowledge and agree that your employment with ServiceMaster created a relationship of confidence and trust between you and ServiceMaster with respect to all confidential and proprietary information and trade secrets, in each case as described in Section 7(b) of your Employment Agreement (“Confidential Information”).  You represent, warrant and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the good faith performance of your duties as an employee and director of ServiceMaster for the benefit of ServiceMaster, and (b) you will keep in confidence and trust all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of ServiceMaster except as otherwise provided in the Employment Agreement.  Nothing in this Agreement or the Employment Agreement, however, shall be construed to prevent you from providing truthful information or testimony in response to a valid subpoena, court order, the request of any government agency or as otherwise required by law.

5.Assignment of Inventions and Copyrights.  You hereby assign, transfer and release, without royalty or any other consideration except as expressly set forth herein, all worldwide right, title and interest you may have or acquire (including copyright and “moral rights”) in and to all work product, inventions, discoveries, know-how, processes, data and other items (“Materials”) resulting from your services under this Agreement.  To the extent any Materials are not assignable, you waive, disclaim and agree that you will not enforce against ServiceMaster any rights you may have to such Materials.

6.Non-Compete/Non-Solicitation.  During the Garden Leave Period and the Consulting Period,  Sections 7(a) and (b) of your Employment Agreement shall remain in full force and effect.  For purposes of Section 7(a) of your Employment Agreement your date of termination shall be the last day of the Garden Leave Period.  Failure to materially abide by these provisions or such other similar agreements with ServiceMaster will give ServiceMaster (in addition to any other remedies which may be available to ServiceMaster) the right, exercised in its good faith discretion, to (a) terminate your employment during the Garden Leave Period without further payment of base salary, at which time your participation in all benefit plans of ServiceMaster shall also terminate and (b) suspend or cancel the benefits provided to you during the Consulting Period specified above.  You understand and recognize that, as provided in your Employment Agreement, as a result of your executive and director roles with ServiceMaster, you had contact with, and developed and furthered relationships with, customers and/or prospective customers, and had access to secret, proprietary and confidential information regarding ServiceMaster and its businesses, including Confidential Information (as defined above), and therefore understand and agree that (i) both the nature of this covenant and the scope of this covenant (as well as the covenants in this Agreement) are reasonable and necessary for the protection of ServiceMaster, including its secret, proprietary and confidential information, goodwill and customer relationships and (ii) that ServiceMaster will be irreparably harmed by the breach of any covenants in this Agreement, entitling it to seek injunctive and other equitable relief.

7.No Conflict of Interest.  During the Consulting Period, you shall not engage in any activity that may constitute a conflict of interest with ServiceMaster.  You shall immediately notify ServiceMaster in writing if at any time during the Consulting Period you become aware of a potential conflict of interest as a result of your activities.

8.Non‐Disparagement.  At all times during the Garden Leave Period and Consulting Period and for two years thereafter, you agree that you will refrain from making public statements, written or oral, which criticize, disparage or defame the business, goodwill or reputation of ServiceMaster (including its products and services), any of ServiceMaster’s successors, its directors, officers, executives, subsidiaries, parent entities, and/or employees or making public statements which could materially adversely affect the morale of other employees.  At all times during the Garden Leave Period and Consulting Period and for two years thereafter, ServiceMaster agrees that the active members of the Board and active named executive officers (each as in effect from time to time) will refrain from making public statements, written or oral, which criticize, disparage or defame you.  Nothing in this Agreement, however, shall be construed to prevent you or ServiceMaster (including any of its representatives) from providing truthful testimony or information in response to any valid subpoena, court order, the request of any government agency or as otherwise required by law (including in connection with any whistleblower laws), from rebutting false or misleading statements about the party by others or making normal competitive-type statements not in violation of Section 4 above.  There shall be no third-party beneficiaries of this Section 8, other than applicable subsidiaries of ServiceMaster.

9.Termination.

(a)Cause.

(i)During the Garden Leave Period, ServiceMaster may terminate your employment for Cause (as defined in your Employment Agreement).  If ServiceMaster terminates your employment for Cause during the Garden Leave Period, ServiceMaster shall have no further obligations to provide you with compensation and benefits during the Garden Leave Period or the Consulting Period and you will forfeit any severance payments and benefits to which you were entitled under your Employment Agreement.

(ii)During the Consulting Period, ServiceMaster may terminate this Agreement for Cause.  “Cause” is defined as  (A) your repeated failure after written notice to attempt in good faith to perform your duties hereunder (other than by reason of a disability or incapacity);  (B) your material breach of this Agreement, which is not cured after written notice;  (C) your material breach of your Employment Agreement, which is not cured after written notice; or  (D) your intentional misconduct, illegal conduct, or gross negligence which is materially injurious to ServiceMaster.  If ServiceMaster terminates this Agreement for Cause, this Consulting Period will terminate and ServiceMaster shall have no further obligation to provide you with any compensation and benefits during the Consulting Period.  For the avoidance of doubt, ServiceMaster acknowledges and agrees that any obligations it may owe to you under the Employment Agreement as a result of your Separation shall continue in effect without regard to the early termination of the Consulting Period.

(iii)If ServiceMaster terminates your employment during the Garden Leave Period or your consulting services during the Consulting Period without Cause, for purposes of any equity or options that you have in ServiceMaster or its affiliates, you shall be treated as if you provided services through the end of the Consulting Period.  This is in addition to any other remedies that you may have at law.

(b)Survival of Provisions.  The provisions set forth in paragraphs 4 (Confidential Information), 5 (Assignment of Inventions and Copyrights), 6 (Noncompetition/ Non-solicitation), 8 (Non‐Disparagement) and Exhibit A (Release) shall survive any expiration or termination of this Agreement.

10.Reimbursement of Legal Fees.  ServiceMaster will reimburse you for reasonable legal fees incurred related to the negotiation of this Agreement, in an amount not to exceed $25,000.  Such reimbursement will be made within thirty (30) days after you provide ServiceMaster with an invoice for such services (which invoice shall be provided within sixty (60) days following the acceptance and execution of this Agreement), but in any event no later than March 15, 2018.

11.Severability.  You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

12.Notices.  All notices required hereunder will be in writing and will be deemed given upon receipt if delivered personally (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) business days after deposit in the U.S. Mail, certified with return receipt requested.  All notices will be addressed as follows:

If to you:	If to ServiceMaster:

Robert J. Gillette	ServiceMaster Global Holdings, Inc.
At the most recent address on file	860 Ridge Lake Boulevard
with ServiceMaster	Memphis, TN 38120
Attn: SVP, Human Resources

Or to such other address as either party will have furnished to the other in writing.

13.Governing Law and Venue.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws.  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

14.Income Taxation.  Payments provided for herein shall be reduced by any amounts required to be withheld by ServiceMaster from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.  You understand that ServiceMaster has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of ServiceMaster related to taxation.  You are advised to seek the advice of your own personal tax advisor or counsel as to the taxability of the compensation provided under this Agreement.

15.Successors and Assigns.  This Agreement shall inure to the benefit of and be enforceable by ServiceMaster and its successors and assigns and by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.   This Agreement shall not be terminated by any merger or consolidation of ServiceMaster whereby ServiceMaster is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of ServiceMaster.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

16.Entire Agreement.  You and ServiceMaster agree that this Agreement, your Employment Agreement, any award agreements applicable to your equity awards, set forth on Schedule I, and any agreements with regard to indemnification and director and officer liability insurance coverage constitute the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster.  This

Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement, except with respect to those applicable provisions of your Employment Agreement, as referenced in this Agreement.

[signatures on next page]

[Signature page to Separation and Consulting Agreement]

Rob, we wish you well in your future endeavors.

Sincerely,

/s/ John Corness
John Corness
Chairman, Compensation Committee
of the Board of Directors
ServiceMaster Global Holdings, Inc.

[Signature page to Separation and Consulting Agreement]

Accepted and agreed as of July 30, 2017

/s/ Robert J. Gillette
Robert J. Gillette

Schedule I

Except as set forth in the table below, none of your outstanding ServiceMaster equity awards will vest between the date of the Agreement and the last day of the Consulting Period.  Accordingly, except as set forth below, all of your unvested outstanding stock options, restricted stock unit awards and performance stock unit awards will be forfeited upon the completion of the Garden Leave Period, other than those stock options identified below, which shall be eligible to continue to vest in accordance with their terms as set forth in the Agreement:

Grant Date	Number of Vested Equity Awards	Number of Unvested Equity Awards Vesting in 2017/2018	Exercise Price	Expiration Date	Vesting
September 13, 2013	541,407	180,468	$11.43	September 13, 2023	Subject to material compliance with the terms of this Agreement, through September 13, 2017, these unvested options will become vested on September 13, 2017.

Exhibit A

Form of Release of Claims and Covenant Not to Sue (the “Release”)

(a)Release.  In consideration of the payments and benefits to which Robert Gillette, on behalf of himself, his heirs, executors, administrators, successors and assigns (“Executive”) is entitled under that certain Separation and Consulting Agreement dated as of July 30, 2017 (the “Separation Agreement”) and that certain Employment Agreement (as defined in the Separation Agreement), Executive hereby waives and releases and forever discharges ServiceMaster Global Holdings, Inc., its parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, related companies, predecessors, successors, assigns, and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that Executive ever had and now has against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to Executive’s employment with or separation from ServiceMaster, to any services performed for ServiceMaster, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by ServiceMaster, all to the extent allowed by applicable law.  This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, or equivalent state WARN act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002.  Executive understands that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable.

(b)Limitation of Release.  Notwithstanding the foregoing, this Agreement will not prohibit Executive from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but Executive agrees and understands that Executive is waiving his right to monetary compensation thereby if any such agency elects to pursue a claim on his behalf.  Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the effective date of this release.  In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(i)Any payment or benefit set forth in the Employment Agreement or this Agreement;

(ii)Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with ServiceMaster policy;

(iii)Claims under the Management Equity Agreements (as defined in the Employment Agreement) in respect of vested ServiceMaster equity held by Executive;

(iv)Vested benefits under the general ServiceMaster employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released);

(v)Any claim for unemployment compensation or workers’ compensation administered by a state government to which Executive is presently or may become entitled;

(vi)Any claim that ServiceMaster has breached this release of claims; and

(vii)Indemnification as a current or former director or officer of ServiceMaster or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to Executive’s service in such capacity.

(c)Covenant Not To Sue.  To the extent that any claims covered by the scope of the release herein are not subject to waiver by applicable law (including, without limitation, any claims arising under or related to the Family and Medical Leave Act, the Fair Labor Standards Act, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), Executive hereby covenants and agrees not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such claims.

(d)Representations.  Executive represents that Executive has been provided all benefits due under the Family and Medical Leave Act and that Executive has received all wages due, other than as accrued but unpaid as of the date of this Release, including overtime pay, premium pay, vacation pay, bonus pay, commissions, or other compensation, and that Executive has received all appropriate meals and rest breaks to which Executive was entitled, in compliance with the Fair Labor Standards Act and applicable state and local law, that Executive has no known workplace injuries or occupational diseases, and that Executive has not made any report of or opposed any fraud or other wrong doing at ServiceMaster and that Executive has not been retaliated against for reporting or opposing any alleged fraud or other wrongdoing at ServiceMaster.

(e)Return of ServiceMaster Property.  Not later than the last day of the Consulting Period (as such term is defined in the Separation Agreement), Executive agrees to return to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitation, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e-mail or internet accounts. Provided, however, Executive may retain his address book to the extent it only contains

2

contact information and ServiceMaster shall cooperate with Executive on the transfer of his cell phone number to Executive

(f)Executive acknowledges that ServiceMaster has specifically advised Executive of the right to seek the advice of an attorney concerning the terms and conditions of this Release.  Executive further acknowledges that Executive has been furnished with a copy of this Release, and Executive has been afforded forty-five  (45) calendar days in which to consider the terms and conditions set forth above prior to executing this Release.  By executing this Release, Executive affirmatively states that Executive has had sufficient and reasonable time to review this Release and to consult with an attorney concerning Executive’s legal rights prior to the final execution of this Release.  Executive further agrees that Executive has carefully read this Release and fully understands its terms.  Executive acknowledges that Executive has entered into this Release, knowingly, freely and voluntarily.  Executive understands that Executive may revoke this Release within seven (7) calendar days after signing this Release.   Revocation of this Release must be made in writing and must be received by the General Counsel at ServiceMaster Global Holdings, Inc., 860 Ridge Lake Blvd., Memphis, TN  38120, within the time period set forth above.

(g)This Release will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied.  In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

(h)This Release shall become effective and enforceable on the eighth (8th)  day following its execution by Executive, provided Executive does not timely exercise Executive’s right of revocation as described above.  If Executive fails to sign and deliver this Release on or before the forty-fifth day following Executive’s receipt of this Release, or if Executive timely revokes this Release, this Release will be without force or effect, and Executive shall not be entitled to receive the severance payments and benefits pursuant to Sections 6(a)(3), 6(a)(4) and 6(d) of the Employment Agreement, or to the continued vesting of certain stock options pursuant to Section 2 of the Separation Agreement.

(i)To signify Executive’s agreement to the terms of this Release, Executive has signed this Release on the date set forth below.

Executed this ___ day of ______, 2017

Robert J. Gillette

3